KRONOS WORLDWIDE ANNOUNCES PRELIMINARY RESULTS FOR FOURTH QUARTER 2012

DALLAS, TEXAS...February 14, 2013...Kronos Worldwide, Inc. (NYSE: KRO) today announced that it expects to report net sales for the fourth quarter of 2012 of $397.8 million compared to net sales of $437.4 million in the fourth quarter of 2011.  The decrease in net sales in the fourth quarter of 2012 is primarily due to a 14% decrease in average TiO2 selling prices, partially offset by a 6% increase in sales volumes, which increased from 97,000 metric tons in the fourth quarter of 2011 to 102,000 metric tons in the fourth quarter of 2012.  The Company’s average TiO2 selling prices at the end of 2012 were 17% lower than at the end of 2011.  The Company also expects to report segment profit in the fourth quarter of 2012 of approximately $5.7 million compared to segment profit of $145.9 million reported in the fourth quarter of 2011.   The expected decrease in segment profit is due primarily to the negative effects of lower average TiO2 selling prices, lower production volumes (which decreased 20% from 141,000 metric tons in the fourth quarter of 2011 to 113,000 metric tons in the fourth quarter of 2012) and higher raw material costs (primarily feedstock ore and petroleum coke) of approximately $91 million, offset in part by the slightly higher sales volumes.

The Company expects to report a pre-tax securities transaction loss of approximately $3.9 million in the fourth quarter of 2012 related to the sale of its shares of Titanium Metals Corporation (“TIMET”) common stock pursuant to a tender offer for any and all of TIMET’s outstanding shares.

As previously reported, at the end of the third quarter of 2012 we had determined that we would not remit any dividends from our non-U.S. jurisdictions during the year.  However, as a result of a change in circumstances related to our sale and the sale by certain of our affiliates of their shares of TIMET common stock, which sale provided an opportunity for us and other members of our consolidated U.S. federal income tax group to elect to claim foreign tax credits, we determined that we could tax-efficiently remit non-cash dividends from our non-U.S. jurisdictions before the end of the year.  As a result, our provision for income taxes in the fourth quarter of 2012 includes incremental taxes on the non-cash dividends remitted in the fourth quarter.

Due to the significantly lower segment profit, the securities transaction loss as well as the income tax expense associated with the non-cash dividends remitted from the Company’s non-U.S jurisdictions, the Company expects to report a net loss for the fourth quarter of 2012 of $14.4 million, or $.12 per share, compared to net income of $85.8 million, or $.74 per share.

The Company continues to maintain a strong balance sheet and significant liquidity, and currently estimates it will report current assets at December 31, 2012 of approximately $1.2 billion, including cash and equivalents of approximately $285 million, receivables of approximately $286 million and inventories of approximately $638 million, and report current liabilities of approximately $324 million, including current maturities of long-term debt of $21 million with the remainder trade payables, income taxes and accruals. Long-term debt at December 31, 2012 is expected to be approximately $379 million, with total cash and equivalents and borrowing availability under revolving credit facilities of approximately $555 million.

While the Company has experienced some moderation in the cost of feedstock ore procured in 2013 as compared to 2012, the Company’s results in the first quarter of 2013 will continue to be adversely impacted by the higher cost of feedstock ore procured in 2012, as a significant portion of the Company’s first quarter sales volumes will have been produced with ore purchased in 2012.  Although the cost of feedstock ore has moderated recently, such reductions have been inadequate to compensate for the decline in prices for TiO2 products.  As a result, the Company expects that it will implement increases in TiO2 selling prices during 2013 in order to begin to adequately compensate for its raw material production costs.

The preliminary results for the Company’s fourth quarter 2012 financial results presented herein are based on management’s current estimates and analysis for the quarter ended December 31, 2012, and are subject to the completion of our financial closing procedures (including the filing of our Annual Report on Form 10-K for the year ended December 31, 2012) and the completion of our year-end audit. Those procedures are not yet completed. Accordingly, once our financial closing procedures are completed, the expected financial results reflected in our preliminary results may change and those changes may be material.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;

•	The extent of the dependence of certain of our businesses on certain market sectors;

•	The cyclicality of our businesses;

•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

•	Changes in raw material and other operating costs (such as energy costs);

•	Changes in the availability of raw materials (such as ore);

•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);

•	Competitive products and substitute products;

•	Customer and competitor strategies;

•	Potential consolidation or solvency of our competitors;

•	The impact of pricing and production decisions;

•	Competitive technology positions;

•	Our ability to protect our intellectual property rights in our technology;

•	The introduction of trade barriers;

•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts;

•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar);

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);

•	The timing and amounts of insurance recoveries;

•	Our ability to renew or refinance credit facilities;

•	Our ability to maintain sufficient liquidity;

•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;

•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;

•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);

•	Government laws and regulations and possible changes therein;

•	The ultimate resolution of pending litigation; and

•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.